Exhibit 16.1

HAMILTON, P.C.

2121 S Oneida St., Ste 312

Denver, CO 80224

(303) 548-8072

November 2, 2012

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

RE: SaaSMAX, Inc.

File No. 000-54504

Commissioners:

We have read Item 4.01 of the Form 8-K dated October 22, 2012, of SaaSMAX, Inc. and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audit for the fiscal year ended December 31, 2011 and our reviews of interim financial statements. We agree with the statements concerning our Firm in such Form 8-K.  At this time, there are no accounting disagreements on the financial statements audited or reviewed by this firm and filed with the Securities and Exchange Commission. We are not in a position to agree or disagree with the statements contained therein in Item 4.01 regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the Board of Directors of the registrant.

Sincerely,

/s/ Hamilton, P.C.